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Change in Investment Objective

o Investment Objectives. Prior to becoming an open-end investment company, the Fund's primary investment objective was to seek high current income consistent with preservation of capital. Its secondary objective was capital appreciation. Upon converting to an open-end investment company, the Fund changed its investment objectives to a primary investment objective of seeking total return, and a secondary investment objective of seeking income when consistent with total return.

oBorrowing. Prior to becoming an open-end investment company, as a matter of fundamental policy, the Fund could borrow up to 10% of its total assets and invest the borrowed funds. After any such borrowing, as a matter of fundamental policy, the Fund's total assets, less its liabilities other than borrowings, had to be equal to at least 300% of all borrowings, as required by the Investment Company Act of 1940 (the "Investment Company Act"). In addition, subject to the 10% limit, the Fund could borrow to finance repurchases and/or tenders of its shares and could also borrow for temporary purposes in an amount not exceeding 5% of the value of the Fund's total assets. The Fund also had a fundamental investment restriction that it could not borrow, except in conformity with the restrictions stated in its registration statement under "Borrowing".

Upon conversion to an open-end investment company, these various borrowing policies were deleted, and replaced with the following investment restriction:

         o The Fund may borrow money from banks on an unsecured basis to buy securities, and may borrow for temporary, emergency purposes or under other unusual circumstances, subject to the limits set forth in the Investment Company Act.

o Lending. Prior to converting to an open-end fund, the Fund has a fundamental policy that it could not lend portfolio securities (with certain exceptions). After conversation to an open end fund, for clarification, this fundamental investment policy was deleted and replaced with a new fundamental investment policy that reads as follows:

         o The Fund cannot make loans, except that the Fund may purchase debt securities and enter into repurchase agreements or when-issued, delayed delivery or similar securities transactions, and may lend its portfolio securities.

oJoint Securities Trading Account.   Prior to converting to an open-end fund,
the Fund had a fundamental investment policy that reads as follows:

         o The Fund cannot participate on a joint or joint and several basis in any securities trading account.

Upon conversation to an open-end investment company, that restriction was removed.

oHedging. Prior to converting to an open-end investment company, the Fund had two related fundamental investment policies that pertain to the use of hedging instruments, as follows:

         o The Fund cannot purchase securities on margin, except that the Fund may make margin deposits in connection with any of the Hedging Instruments it may use.

         o The Fund cannot pledge, hypothecate, mortgage or otherwise encumber its assets, except to secure permitted borrowings or for the escrow arrangements contemplated in connection with the use of Hedging Instruments.

Upon conversation of the fund to an open-end fund these two fundamental policies were changed to read as follows:

         o The Fund cannot purchase securities on margin; however, the Fund may make margin deposits in connection with any of its other investments.

         o The Fund cannot mortgage, pledge or hypothecate the Fund's assets; for purposes of this policy escrow, collateral and margin arrangements involved with any of its investments are not considered to involve a mortgage, hypothecation or pledge.

oCommodities.   Prior to converting to an open-end investment company, the Fund
was not permitted to invest in . . .   (b) commodities or commodity contracts
(except that the Fund may purchase and sell Hedging Instruments whether or not they are considered to be a commodity or commodity contract); . . ."

Upon conversation of the fund to an open-end fund that fundamental investment policy was replaced with a new policy that reads as follows:

         o The Fund cannot invest in physical commodities or physical commodity contracts; however, the Fund may: (i) buy and sell hedging instruments permitted by any of its other investment policies, and (ii) buy and sell options, futures, securities or other instruments backed by, or the investment return from which is linked to changes in the price of, physical commodities.